Exhibit 99.1
NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. AMENDS REVOLVING CREDIT FACILITY
     NASHVILLE, Tenn. (December 5, 2008) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual-dining restaurant company, announced today that it has entered into an amendment to its secured revolving credit facility. Terms of the amendment include the following:
•	Three of the four financial covenants have been changed: the maximum adjusted leverage ratio has been increased from 4.75 to 5.25 through the end of the current fiscal year, and 5.50 thereafter; the minimum fixed charge ratio has been reduced from 1.30 to 1.25; and the maximum senior leverage ratio has been reduced from 2.0 to 1.25. In addition, the definitions of EBITDA and EBITDAR have been changed to add back non-cash compensation charges.

•	The pricing grid for the facility has been changed. The Company currently pays a rate of 75 basis points over LIBOR for drawn balances and 25 basis points for undrawn balances. Under the amendment, the Company will pay an initial rate of 300 basis points over LIBOR for drawn balances and 62.5 basis points for undrawn balances. Subsequent rates will depend upon the Company’s quarterly adjusted debt to EBITDAR ratio.

•	The revolver facility has been reduced to $90 million from $100 million, and will be further reduced to $65 million by the end of the first quarter of 2010. The Company has agreed to use a portion of its cash flow, and the proceeds from potential sale-leaseback transactions to reduce its drawn balances. The Company currently has a drawn balance of approximately $34 million, and approximately $13 million in letters of credit under the facility.
     “Although we currently project that we will remain in compliance with the covenants in our existing facility, given current conditions in the general economy and the casual dining industry, and the resulting uncertainty about future performance, we felt it prudent to ensure that we maintained our financial flexibility,” said Gregory L. Burns, chairman and chief executive officer of O’Charley’s Inc. “We believe that the new bank amendment provides this flexibility for the

CHUX Amends Revolving Credit Facility

December 5, 2008
foreseeable future. Given our estimated capital expenditures of between $15 million and $20 million for 2009, we expect to substantially reduce or completely pay off our revolver borrowings by the end of 2009. We appreciate the leadership of Wachovia Bank as administrative agent, and the continued support of our bank group.”
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 371 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 244 restaurants in 20 states in the Southeast and Midwest, including 232 company-owned and operated O’Charley’s restaurants, and 12 restaurants operated by franchisees and joint venture partners. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 116 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 11 Stoney River Legendary Steaks restaurants in seven states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,”“believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the ability of the Company to effect sale leaseback or other transactions and generate sufficient cash flow to achieve its goal of substantially reducing or paying off its revolver borrowings by the end of fiscal 2009; the adverse effect on our sales of decreases in consumer spending; the Company’s ability to comply with the terms and conditions of its financing agreements; the Company’s ability to successfully implement and realize projected returns on investment from its re-branding efforts; the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the effect that the phase out of Kids Eat Free has on our results of operations; the Company’s ability to successfully implement and realize projected savings from changes to its supply chain; the effect of increased competition; the Company’s ability to sell closed restaurants and other surplus assets; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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